UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 11, 2016

SocialPlay USA, Inc.

(Exact name of small business issuer as specified in its charter)

Nevada	46-4412037
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2532 Open Range Dr., Fort Worth TX 76177
(Address of principal executive offices)

(866) 281-1207
(Issuer’s telephone number)

__________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

In recent months, we have received financing in the form of a series of Convertible Promissory Notes (the “Notes”) from CMGT, Inc. (“CMGT”). On January 11, 2016, we consolidated all of our obligations to CMGT under a single Convertible Promissory Note due June 1, 2018 (the “Consolidated Note”). The Consolidated Note allows us to borrow up to a maximum amount of $500,000, with all new advances to be made in the discretion of CMGT. The Consolidated Note allows conversion of all amounts owed to CMGT under same terms as the original Notes – at a price equal to sixty percent (60%) of the market price for our common stock, which is defined as the average of the lowest three closing bid prices for our common stock in the ten trading days preceding the conversion. CMGT’s right to convert continues to be limited such that no conversion can be made which would result in CMGT or its affiliates owning more than 4.99% of our issued and outstanding common stock following the conversion. This limit may be waived at CMGT’s option with 61 days’ prior notice. As with the Notes, the Consolidated Note bears interest at a rate of ten percent (10%) per year. Under the Consolidated Note, we are obligated to pay quarterly payments of interest only commencing March 31, 2016, with all principal and interest due on or before June 1, 2018.

SECTION 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Convertible Promissory Note with CMGT, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SocialPlay USA, Inc.

/s/ Chitan Mistry

Chitan Mistry, CEO

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